Exhibit 5.5

400 White Oaks Boulevard Bridgeport, WV 26330 304-933-8000 304-933-8183 Fax www.steptoe-johnson.com	Writer’s Contact Information Ron.Hanlan@steptoe-johnson.com 304-933-8108

August 4, 2011

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317

Attn: P. Jerome Richey

Executive Vice President – Corporate Affairs,

Chief Legal Officer and Secretary

Ladies and Gentlemen:

We have acted as special West Virginia counsel to CONSOL Energy Inc., a Delaware corporation (the “Company”), with respect to certain guarantees (the “Guarantees”) made by the following West Virginia subsidiaries of the Company: AMVEST WEST VIRGINIA COAL, L.L.C., a West Virginia limited liability company; BRAXTON-CLAY LAND & MINERAL, INC., a West Virginia corporation; CNX WATER ASSETS LLC, a West Virginia limited liability company (f/k/a CONSOL OF WV LLC, a West Virginia limited liability company); FOLA COAL COMPANY, L.L.C., a West Virginia limited liability company; LITTLE EAGLE COAL COMPANY, L.L.C., a West Virginia limited liability company; SOUTHERN OHIO COAL COMPANY, a West Virginia corporation, TERRA FIRMA COMPANY, a West Virginia corporation; TERRY EAGLE COAL COMPANY, L.L.C., a West Virginia limited liability company; TERRY EAGLE LIMITED PARTNERSHIP, a West Virginia limited partnership; VAUGHAN RAILROAD COMPANY, a West Virginia corporation; and WINDSOR COAL COMPANY, a West Virginia corporation (collectively, the “West Virginia Subsidiary Guarantors”) relating to the Company’s registration on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of $250,000,000 aggregate principal amount of its 6.375% Senior Notes due 2021 (the “Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s issued and outstanding unregistered 6.375 % Senior Notes due 2021, which will contain the guarantees of the West Virginia Subsidiary Guarantors. The Exchange Notes and the Guarantees are proposed to be issued in accordance with the terms of that certain indenture dated as of March 9, 2011, by and among the Company, the Subsidiary Guarantors signatory thereto, and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), for the issuance of 6.375% Senior Notes due 2021 (the “Indenture”).

For the purpose of rendering this limited opinion, we have examined the respective Certificates of Incorporation, Articles of Incorporation, Certificates of Formation or similar documents, as applicable, letters of good standing, the respective bylaws, limited liability company agreements, partnership agreements or similar documents, as applicable, of the

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August 4, 2011

West Virginia Subsidiary Guarantors, resolutions adopted by the respective boards of directors, managers or partners, as applicable, of the West Virginia Subsidiary Guarantors, and, and with your permission, have relied exclusively on the Officer’s Certificate of the Company on behalf of the Guarantors, including the West Virginia Subsidiary Guarantors, dated as of the date hereof, with respect to the authenticity, validity and completeness of all the foregoing documents related to the West Virginia Subsidiary Guarantors.

Furthermore, in our examination of all of the documents described above, we have assumed, without verification, the genuineness of all signatures, the legal capacity of all individual signatories, that all necessary persons or entities have executed such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents, and the completeness and accuracy of all such documents provided to us by the Company.

We are qualified to practice law in the State of West Virginia, and, accordingly, the opinion set forth herein is expressly limited to the laws of the State of West Virginia. Our knowledge of all matters described herein is expressly limited to the actual knowledge of the lawyers of the firm who have participated in our limited representation of the Company in connection with this opinion, gained solely through the performance of such representation after consultation with such other attorneys in the firm and review of such documents in our possession as such lawyers deemed appropriate. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search, or investigation of any public files or records or dockets) to determine the existence or absence of any such facts. Furthermore, with respect to our opinion regarding the good standing of the West Virginia Subsidiary Guarantors, we have relied solely and exclusively upon certificates of West Virginia public officials, and such opinion is not intended to provide or state any conclusion or assurance beyond that conveyed in such certificates.

We express no opinion whatsoever herein as to the validity, binding effect, due execution and delivery, and enforceability of the documents described herein, or any provision contained within any such document. Furthermore, no opinion whatsoever is expressed herein as to the compliance by any party, person or entity with any state blue sky laws or with the antifraud or any other provisions of any federal or state securities laws.

Based upon the foregoing, and subject to all of the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that each of the West Virginia Subsidiary Guarantors is validly existing and in good standing in the State of West Virginia, and that each of the Guarantees to which a West Virginia Subsidiary Guarantor is a party has been duly authorized by such West Virginia Subsidiary Guarantor.

The opinions expressed herein are being furnished as of the date hereof and are limited to laws in effect as of the date hereof with no obligation or duty to update or supplement these opinions for events or changes in law occurring after the date of this letter. The opinions expressed herein are limited to the matters expressly set forth herein, and no opinion may be

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August 4, 2011

implied or inferred beyond the specific language and scope so stated, and no opinion herein may be relied upon to state, directly or indirectly, any general principle of law applicable to transactions of this kind in general.

We consent to your filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Buchanan Ingersoll & Rooney PC may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the Exchange Notes and the Guarantees, as filed with the Commission as Exhibit 5.1 to the Registration Statement. Without our prior written consent, this opinion may not be used, circulated, disclosed, quoted, filed or otherwise referred to for any other purpose or relied upon in any manner by, or assigned to, any other person or entity for any purpose, including any other person or entity that seeks to assert your rights in respect of this opinion.

Very Truly Yours,

Steptoe & Johnson PLLC
By	/s/ Ronald H. Hanlan
Ronald H. Hanlan, a Member